Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Future Money Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, par value $0.0001 per share, and one right to receive one-tenth (1/10) of one ordinary share(2)	457	(a)	11,500,000	$10.00	$115,000,000	$0.0001381	$15,881.50
	Equity	Ordinary shares included as part of the units(3)	457	(g)	11,500,000	—	—	—	—	(4)
	Other	Rights included as part of the units	457	(g)	11,500,000	—	—	—	—	(4)
Fees to Be Paid	Equity	Ordinary shares underlying the rights(3)	457	(a)	1,150,000	$10.00	$11,500,000	$0.0001381	$1,588.15

Fees to Be Paid	Equity	Representative’s shares (5)	457	(a)	28,750	$10.00	$287,500	$0.0001381	$39.70
Total Offering Amounts							$126,787,500		$17,509.35
Total Fees Previously Paid									0
Net Fee Due									$17,509.35

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 1,500,000 units, consisting of 1,500,000 ordinary shares and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	Includes 3,750 shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.